BANKNORTH, N. A.
COMMERCIAL LOAN AGREEMENT

BORROWERS’ NAMES AND ADDRESSES:	DESCRIPTION OF LOANS:

BRANDPARTNERS GROUP, INC.	Revolving Line of Credit Loan:
BRANDPARTNERS RETAIL, INC.	$5,000,000.00

10 Main Street	Term Loan: $2,000,000.00
Rochester, New Hampshire 03839
DATE OF THIS AGREEMENT: May ___, 2005

THIS COMMERCIAL LOAN AGREEMENT (this “Agreement”), is made as of the date set forth above, between the above-named borrowers, BRANDPARTNERS GROUP, INC., a Delaware corporation (“BPG”) and BRANDPARTNERS RETAIL, INC. (“BPR”), a New Hampshire corporation, each with executive offices at 10 Main Street, Rochester, New Hampshire 03839 (BPG and BPR being jointly, severally, and collectively, the “BORROWER”); GRAFICO INCORPORATED, a Delaware corporation, with executive offices at 10 Main Street, Rochester, New Hampshire 03839 (the “GUARANTOR”); and BANKNORTH, N. A., a national banking association with a business address of 5 Commerce Park North, Bedford, New Hampshire 03110 (the “BANK”). The BORROWER and GUARANTOR have requested for the BANK to extend a revolving line of credit loan and a term loan to the BORROWER, all pursuant to the terms and conditions of this Agreement and each of the other Loan Documents (as hereinafter defined). Each of the loans to the BORROWER as first described above, as the same may hereafter be renewed, replaced, amended, extended or increased, is hereinafter sometimes referred to individually as a “Loan” and collectively as the “Loans”. All of the Loans are, together with all other joint and several debts, liabilities and obligations of BORROWER to the BANK, direct or indirect, absolute or contingent, now existing or hereafter arising, including, but not limited to, the obligations of the BORROWER to BANK under agreements pertaining to any interest rate swap, cap, floor or hedging transaction, hereinafter sometimes collectively referred to as the “Obligations”. Each Loan is or shall be evidenced by a promissory note (individually a “Note” and collectively the “Notes”). GUARANTOR is a wholly-owned subsidiary of BPG and, in consideration of BANK extending the Loans to the BORROWER, shall unconditionally guaranty all of the Obligations of the BORROWER to the BANK. Each Loan of BORROWER and all of the other Obligations of BORROWER are and shall be secured pursuant to a Security Agreement of each BORROWER and GUARANTOR in favor of the BANK of near or even date herewith (collectively, the “Security Agreement”) and certain other Loan Documents. The BORROWER and GUARANTOR will execute in connection with this Agreement and may hereafter execute certain other documents, certificates and agreements, including documents pertaining to any interest rate swap, cap, floor, or hedging transaction, all of which are, together with this Agreement, the Notes, and the Security Agreement, and as all of the same may be hereafter amended, modified, replaced, revised, renewed, or extended, sometimes collectively referred to herein as the “Loan Documents”. Each Loan, whether now existing or hereafter arising, is made upon and subject to the terms and conditions set forth in the Note evidencing such Loan, the Security Agreement, the other Loan Documents, and this Agreement. The terms, conditions, representations, warranties, and covenants set forth in this Agreement are in addition to, and not in limitation of, the terms, conditions, representations, warranties, and covenants set forth in the other Loan Documents. In the event of any conflict between the terms, conditions, representations, warranties, and covenants contained in the Loan Documents, this Agreement shall control. All of the terms, conditions, representations, warranties, and covenants set forth in this Agreement and in the other Loan Documents, and all of the Obligations, shall apply to, be binding upon, and be deemed to be made by each BORROWER and GUARANTOR, jointly, severally, separately, and individually. For purposes of this Agreement and the Loan Documents and unless otherwise specifically defined, the term “material” where used as an adjective shall mean any transaction, loss, liability, value, consideration, matter, or amount which individually or in the aggregate exceeds $100,000.00; provided that any failure to pay the Loans or any of the other Obligations in whole or in part as and when due shall always be deemed “material” regardless of the dollar amount involved.

IN CONSIDERATION OF the Loans made or to be made by BANK to the BORROWER, and of all other Obligations of the BORROWER to the BANK, BORROWER, GUARANTOR, and BANK hereby agree as follows:

I. REVOLVING LINE OF CREDIT LOAN. The Revolving Line of Credit Loan first described above (the “Revolving Line of Credit Loan”) made available by the BANK to the BORROWER shall be upon and subject to the terms and conditions set forth in the Revolving Credit Promissory Note of near or even date herewith, evidencing such Loan (as the same may be hereafter amended, modified, revised, renewed, or extended, the “Revolving Line of Credit Note”), the other Loan Documents, and this Agreement.

A. Maximum Available Amount. The maximum amount available to the BORROWER from time to time under the Revolving Line of Credit Loan shall be Five Million Dollars ($5,000,000.00).

B. Advances. The Revolving Line of Credit Loan shall be disbursed, advanced, readvanced, and repaid as provided in the Revolving Line of Credit Note and this Agreement. Through and until the Revolving Line of Credit Maturity Date, BORROWER may request advances orally or in writing from time to time in accordance with such procedures as the BANK may from time to time specify in an amount such that the aggregate amounts outstanding under the Revolving Line of Credit Loan do not exceed the maximum available amount as set forth in Section I. A. above. The BANK shall be under no obligation to make any advance (automatic or otherwise) at any time or times during which an Event of Default has occurred and is existing under this Agreement or the Loan Documents, or if any condition exists which, if not cured, would with the passage of time or the giving of notice, or both, constitute such an Event of Default. At the time of each advance and readvance under the Revolving Line of Credit Loan, BORROWER shall immediately become indebted to the BANK for the amount thereof. Each such advance or readvance may be credited by the BANK to any deposit account of BORROWER with the BANK, be paid to BORROWER, or applied to any Obligation, as the BANK may in each instance elect. BORROWER authorizes the BANK to charge any account which BORROWER maintains with the BANK for any payments which BORROWER may or must make, or customarily makes, to the BANK from time to time.

C. Payment of Principal. The BORROWER shall make payments of principal under the Revolving Line of Credit Loan from time to time in such amounts as is required to maintain the outstanding principal thereunder at or below the maximum available amount set forth in Section I. A. above. THE ENTIRE AMOUNT OF OUTSTANDING PRINCIPAL, ACCRUED INTEREST AND OTHER CHARGES PAYABLE UNDER THE REVOLVING LINE OF CREDIT LOAN SHALL BE DUE AND PAYABLE IN FULL ON MAY 4, 2008 (the “Revolving Line of Credit Maturity Date”).

D. Interest Rate. The principal balance outstanding from time to time under the Revolving Line of Credit Loan shall bear interest in accordance with the provisions of Section III below and the Revolving Line of Credit Note. Interest shall be calculated and accrue daily on the basis of actual days elapsed over a three hundred sixty (360) day banking year.

E. Purposes. Amounts advanced and readvanced to BORROWER under the Revolving Line of Credit Loan shall be used initially to repay outstanding indebtedness of BORROWER to Fleet Capital Corporation (a Bank of America company) and Longview Fund, LP, and thereafter solely for BORROWER’s ordinary working capital needs.

F. Revolving Line of Credit Loan Management. Set forth on Schedule A are additional terms and conditions relating to the management of the Revolving Line of Credit Loan.

II. TERM LOAN. The Term Loan first described above (the “Term Loan”) in the principal amount of Two Million Dollars ($2,000,000.00) first described above made to BORROWER shall be upon and subject to the terms and conditions set forth in the Term Note of near or even date herewith made by BORROWER payable to the order of the BANK evidencing such Term Loan (“Term Loan Note”), the other Loan Documents and this Agreement. Proceeds of the Term Loan shall be used to repay outstanding indebtedness of BORROWER to Fleet Capital Corporation (a Bank of America company) and Longview Fund, LP. The Term Loan shall be repaid as set forth in the Term Loan Note and this Agreement. The principal balance outstanding under the Term Loan shall bear interest in accordance with the provisions of Section III below and the Term Loan Note. Interest shall be calculated and accrue daily on the basis of actual days elapsed over a three hundred sixty (360) day banking year.

III. INTEREST RATE PROVISIONS. Unless specifically provided otherwise under the applicable Note evidencing a Loan, the following provisions shall apply to each Loan with respect to the interest rate thereunder.

A. Interest Rate Definitions. In addition to terms defined elsewhere in this Agreement and the Loan Documents, for purposes of this Agreement and the Loan Documents, the following terms shall have the following meanings:

“Banking Day” means a day on which banks are not required or authorized by law to close in the city in which BANK's principal office is situated. The term “London Banking Day” means a day on which banks are not required or authorized by law to close in the city of London, England.

“Business Day” means any Banking Day and, with respect to determining or selecting the LIBOR Interest Rate, any London Banking Day. If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day, unless, with respect to a LIBOR Advance, the effect would be to make the payment due in the next calendar month, in which event such payment shall be due on the next preceding day which is a Business Day. Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no “February 30th”), the payment shall be due on the last Business Day of the calendar month.

“LIBOR Rate” means for each Loan a fixed per annum rate of interest equal to LIBOR plus 250 basis points (2.50%).

“LIBOR Advance” means the principal amount of a Loan as to which the BORROWER has selected the LIBOR Rate.

“LIBOR” means, as to any LIBOR Advance, the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars, for a period of time comparable to such LIBOR Advance which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) London Banking Days preceding the first day of such LIBOR Advance; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, LIBOR shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Advance which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Advance as selected by BANK. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Advance offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two London Banking Days preceding the first day of such LIBOR Advance. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Advance cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. “Reserve Percentage” shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

“Maximum LIBOR Advances” means three (3) LIBOR Advances for the Revolving Line of Credit Loan which is the maximum number of LIBOR Advances which BORROWER may have outstanding under such Loan at any time.

“Minimum LIBOR Advance” means $300,000.00 for the Revolving Line of Credit Loan, which is the minimum amount of principal which the BORROWER may elect to be subject to a LIBOR Rate under such Loan at any time.

“Minimum LIBOR Advance Increment” means $100,000 which is the minimum increment of additional principal above the Minimum LIBOR Advance which the BORROWER may elect to be subject to a LIBOR Rate under the Revolving Line of Credit Loan.

“Prime Rate” means the rate published by The Wall Street Journal from time to time under the category “Prime Rate: The Base Rate on Corporate Loans posted by at least 75% of the Nation's 30 Largest Banks” (the lowest of the rates so published if more than one rate is published under this category at any given time) or such other comparable index rate selected by the BANK in its sole discretion if The Wall Street Journal ceases to publish such rate. The BORROWER acknowledges that the Prime Rate is used for reference purposes only as an index and is not necessarily the lowest interest rate charged by the BANK on commercial loans. Each time the Prime Rate changes, the interest rate under the applicable Loan shall change contemporaneously with such change in the Prime Rate. Interest is calculated and accrued daily on the basis of a 360-day banking year.

B. Prime Rate. The principal balance outstanding from time to time, or portion thereof, under the Revolving Line of Credit Loan and the Term Loan which is not subject to the LIBOR Rate, shall bear interest at a variable annual rate equal to the Prime Rate.

C. LIBOR Rate. The BORROWER may elect from time to time to have all or a portion of the outstanding principal under the Revolving Line of Credit Loan bear interest at a fixed rate equal to the LIBOR Rate. The BORROWER may elect from time to time to have all, but not less than all, of the outstanding principal under the Term Loan bear interest at a fixed rate equal to the LIBOR Rate. BORROWER may select the LIBOR Rate for a LIBOR Advance under a Loan for a period of one (1) month with respect to such LIBOR Advance (but in no event beyond the Revolving Line of Credit Maturity Date). BORROWER may only elect the LIBOR Rate for an outstanding principal amount under a Loan of not less than the Minimum LIBOR Advance and for the Revolving Line of Credit Loan in increments above such amounts of not less than the Minimum LIBOR Advance Increment. BORROWER may not have more than the Maximum LIBOR Advances outstanding under the Revolving Line of Credit Loan at any time. BORROWER shall notify BANK in writing at least two (2) Business Days in advance of the date upon which the BORROWER desires a LIBOR Advance to be effective under a Loan. BORROWER's notice to BANK as aforesaid shall specify (a) the Loan which is to be subject to the LIBOR Rate, (b) the outstanding principal amount under the Loan that BORROWER desires to bear interest at the LIBOR Rate selected (which for the Term Loan shall be deemed to be the entire outstanding principal amount of the Term Loan), and (c) the date such election is to be effective (which must be a Business Day). Notwithstanding the foregoing, if as a result of any change in any foreign or United States law or regulation (or change in the interpretation thereof) it is determined by BANK that it is unlawful to maintain a LIBOR Advance, or if any central bank or governmental authority (foreign or domestic) shall assert that it is unlawful to maintain a LIBOR Advance, then such LIBOR Advance shall terminate and the BORROWER shall have no further right hereunder to elect further LIBOR Advances of the type terminated. If for any reason a LIBOR Advance is terminated or prepaid prior to the end of the applicable period for which the LIBOR Advance is to be in effect, the BORROWER shall, upon demand by BANK, pay to BANK any amounts required to compensate BANK for any losses, costs, or expenses which it may reasonably incur as a result of such termination or prepayment, including, without limitation, any losses, costs, or expenses incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the BANK to fund or maintain such LIBOR Advance.

D. Prepayments of LIBOR Advances. If, at any time the BANK in its sole discretion should determine that current market conditions can accommodate a prepayment request with respect to an outstanding LIBOR Advance, BORROWER may prepay a LIBOR Advance upon at least three (3) Business Days prior written notice to BANK (which notice shall be irrevocable). BORROWER shall pay to BANK, upon request of BANK, such amount or amounts as shall be sufficient (in the reasonable opinion of BANK) to compensate it for any loss, cost, or expense incurred as a result of: (i) any payment of a LIBOR Advance on a date other than the last day of the term thereof; (ii) any failure by BORROWER to borrow a LIBOR Advance on the date specified by BORROWER’s written notice; and (iii) any failure by BORROWER to pay a LIBOR Advance on the date for payment specified in BORROWER’s written notice. Without limiting the foregoing, with respect to any prepayment of a LIBOR Advance BORROWER shall pay to BANK a “yield maintenance fee” in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term of the LIBOR Advance as to which the prepayment is made, shall be subtracted from the LIBOR Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term of the LIBOR Advance as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term of the LIBOR Advance as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to BANK upon the payment of the LIBOR Advance. If by reason of an Event of Default, BANK elects to declare a Loan to be immediately due and payable, then any yield maintenance fee with respect to each LIBOR Advance shall become due and payable in the same manner as though the BORROWER had exercised such right of prepayment. Any prepayment may also result in payments due from the BORROWER to BANK in accordance with the terms of that certain ISDA Master Agreement between BORROWER and BANK of near or even date herewith, and under any similar agreement between BORROWER and BANK pertaining to any interest rate swap, cap, floor or hedging transaction.

E. Default Interest Rate. During the continuance of an Event of Default, after maturity, or after judgment has been rendered on any of the Obligations, BORROWER’s right to select the LIBOR Rate shall cease and the unpaid principal of each Loan shall, at the option of the BANK, bear interest at the Prime Rate plus five percent (5%) per annum.

F. Interest Rate Computation Convention; Payments. All computations of interest under each Loan shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed. Accrued and unpaid interest is payable monthly in arrears; provided that accrued and unpaid interest on each LIBOR Advance shall be paid on the expiration of the term thereof.. All payments shall be made by BORROWER to BANK at its address first set forth above or such other place as Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the BANK (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after demand or default, payments will be applied to the obligations of BORROWER to BANK as BANK determines in its sole discretion.

IV. FEES. In addition to such other fees as are provided in this Agreement and in the other Loan Documents, BORROWER agrees to pay the BANK the fees set forth on Schedule B attached hereto.

V. PAYMENTS. All payments made by the BORROWER of principal and interest on the Loans, and other sums and charges payable under the Loan Documents, shall be made to the BANK in accordance with the terms of the respective Loan Documents in lawful money of the United States of America in immediately available funds at its office set forth above, or by the debiting by the BANK of the demand deposit account(s) in the name of the BORROWER at the BANK, or in such other reasonable manner as may be designated by the BANK in writing to the BORROWER. The BORROWER authorizes the BANK automatically to debit the BORROWER’s demand deposit account as aforesaid.

VI. SECURITY; GUARANTY. Each of the Loans and all other Obligations of the BORROWER to the BANK, whether now existing or hereafter arising, shall at all times be secured by first priority perfected security interests in the Collateral (as hereinafter defined), which security interests shall continue until payment in full of all amounts outstanding under said Loans and the other Obligations. The term “Collateral” as used herein shall be deemed to include all property and assets of the BORROWER and GUARANTOR secured, mortgaged, pledged, assigned, or otherwise encumbered or covered by any of the Loan Documents, including, but not limited to, the Security Agreement. The BORROWER and GUARANTOR covenant and agree to take such further actions and to execute such additional documents as may be necessary from time to time to enable the BANK to obtain, maintain and perfect the security interests and liens arising under the Loan Documents. Each of the Loans and all other Obligations of the BORROWER to the BANK, whether now existing or hereafter arising, shall at all times be guaranteed by a continuing, unconditional guaranty of the GUARANTOR to the benefit of the BANK, in form and substance satisfactory to the BANK.

VII.  SUBORDINATION AND STANDBY OF DEBT. The BORROWER covenants and agrees that all existing debt of BORROWER to its officers, directors, and shareholders and all future debt if permitted hereunder from BORROWER to its officers, directors, and shareholders, shall be and hereby is, without need for further writing, made subject and subordinate to the prior payment and performance of all the Loans and other Obligations of BORROWER. In furtherance of the foregoing, the BORROWER shall provide such subordinations, certificates, and other documents, and shall mark its corporate books, records, stock certificates, and ledgers, as the BANK may reasonably request from time to time, in form and substance satisfactory to BANK and BANK's counsel, evidencing the subordination of all debt of BORROWER to its officers, directors, and shareholders, whether now existing or hereafter arising, in accordance with the covenants of BORROWER hereunder. Notwithstanding the foregoing provisions, existing and future indebtedness of BPR to Corporate Mezzanine II, L.P., a British Virgin Islands limited partnership (collectively, with its successors and assigns, “CMII”), shall be subject to the terms and conditions of a separate Subordination and Intercreditor Agreement of near or even date herewith among BPR, GUARANTOR, CMII and BANK (the “CMII Subordination Agreement”).

VIII. CONTINUING REPRESENTATIONS AND WARRANTIES. BORROWER and GUARANTOR warrant and represent to the BANK that so long as any of the Obligations is outstanding:

A. Good Standing. Each of BORROWER and GUARANTOR is duly organized, validly existing, and in good standing under the laws of its state of organization and is qualified to do business in all other jurisdictions where the nature of the business conducted or property owned by it require BORROWER or GUARANTOR to be so qualified. Each of BORROWER and GUARANTOR has the power to own its properties and to carry on its business as now being conducted.

B. Authority. Each of BORROWER and GUARANTOR has full power and authority to enter into this Agreement and to borrow under the Loan Documents, to execute and deliver the Loan Documents and to incur the obligations provided for herein and in the Loan Documents, all of which have been duly authorized by all proper and necessary corporate or other action. The persons executing the Loan Documents on behalf of the BORROWER and GUARANTOR have been duly authorized to do so.

C. Binding Agreement. This Agreement and the Loan Documents constitute the valid and legally binding obligations of the BORROWER and GUARANTOR, enforceable in accordance with their terms.

D. Litigation. There are no suits, proceedings, or investigations of any kind or nature pending or, to the knowledge of the BORROWER or GUARANTOR, threatened against or affecting the BORROWER or GUARANTOR, which would have, or could be reasonably expected to have, a material adverse affect on their business operations or their assets, which have not been disclosed in writing to the BANK.

E. Conflicting Agreements; Consents. There is no charter, bylaw, preference stock, or trust provision of the BORROWER or GUARANTOR, and no provision(s) of any existing mortgage, indenture, contract or agreement binding on the BORROWER or GUARANTOR, or affecting their property, which would conflict with, have a material adverse affect upon, or in any way prevent the execution, delivery, or performance of the terms of this Agreement or the Loan Documents. Except for the consent of CMII under that certain Subordinated Note and Warrant Purchase Agreement dated October 22, 2001 (the “Note Purchase Agreement”), which consent has been obtained, neither the BORROWER nor GUARANTOR is required to obtain any order, consent, approval, authorization of any person, entity, or governmental authority in connection with or as a condition to the execution, delivery, and performance of this Agreement or the Loan Documents or the granting of the security interests and liens in the Collateral.

F. Financial Condition. The financial statements delivered to the BANK by the BORROWER and GUARANTOR have been and shall be prepared in accordance with generally accepted accounting principles, consistently applied, are and will be complete and correct, and fairly present the financial condition and results of the BORROWER and GUARANTOR. Other than those liabilities disclosed in writing to the BANK, there are no liabilities, direct or indirect, fixed or contingent, of the BORROWER or GUARANTOR which are not reflected in the financial statements or in the notes thereto which would be required to be disclosed therein and there has been no material adverse change in the financial condition or operations of the BORROWER or GUARANTOR since the date of such financial statements.

G. Taxes. Each of BORROWER and GUARANTOR has filed all federal, state and local tax returns required to be filed by it, or have filed an appropriate extension with respect to the same, and have paid all taxes shown by such returns (or estimated taxes with respect to any such extensions) to be due and payable on or before the due dates thereof or, if such taxes are being contested, the BORROWER or GUARANTOR, as the case may be, have made appropriate reserves therefor.

H. Solvency. The present fair saleable value of the BORROWER's and GUARANTOR’s assets is greater than the amount required to pay their total liabilities; the amount of the BORROWER's and GUARANTOR’S capital is adequate in view of the type of business in which they are engaged; and neither BORROWER nor GUARANTOR would currently be deemed insolvent under generally accepted accounting principles.

I. Full Disclosure. None of the information with respect to the BORROWER or GUARANTOR which has been furnished to the BANK in connection with the transactions contemplated hereby is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not misleading.

J. Employee Benefit Plans. All Plans (as hereinafter defined) which are pension plans as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), qualify under Section 401 of the Internal Revenue Code of 1986 (as amended, the “IRC”), and all Plans are in compliance with the provisions of the IRC and ERISA, and have been administered in accordance with their terms. The term “Plan” means any pension plan, as defined in Section 3(2) of ERISA and any welfare plan, as defined in Section 3(1) of ERISA, which is sponsored, maintained or contributed to by BORROWER or GUARANTOR, or any commonly controlled entity, or in respect of which BORROWER or GUARANTOR, or a commonly controlled entity, is an “employer” as defined in Section 3(5) of ERISA. With respect to the Plans:

(i) Prohibited Transactions. None of the Plans has participated in, engaged in or been a party to any non-exempt “prohibited transaction” as defined in ERISA or the IRC, and no officer, director or employee of BORROWER or GUARANTOR has committed a breach of any of the responsibilities or obligations imposed upon fiduciaries by Title I or ERISA.

(ii) Claims. There are no material contested claims, pending or threatened, involving any Plan which is a pension plan by a current or former employee (or beneficiary thereof) of BORROWER or GUARANTOR, nor is there any reasonable basis to anticipate any claims involving any such Plan.

(iii) Reporting and Disclosure Requirements. There have been no material violations of any reporting or disclosure requirements with respect to any Plan and no such Plan has violated applicable law, including but not limited to ERISA and the IRC.

(iv) “Accumulated Funding Deficiency”; Reportable Event. No Plan which is a defined benefit pension plan has (a) incurred a material “accumulated funding deficiency” (within the meaning of Section 412(a) of the IRC), whether or not waived, (b) been a plan with respect to which a Reportable Event (to the extent that the reporting of such events to the Pension Benefit Guaranty Corporation (the “PBGC”) within thirty (30) days of the occurrence has not been waived) has occurred and is continuing, or (c) been a Plan with respect to which there exists conditions or events which have occurred presenting a risk of termination by PBGC.

(v) Multiemployer Plan. No Plan which is a multiemployer pension plan (as defined in Section 414(f) of the IRC) to which BORROWER or GUARANTOR contributes has been a plan with respect to which BORROWER or GUARANTOR has received any notification that such Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA. Neither BORROWER nor GUARANTOR has withdrawn from, or incurred any withdrawal liability to, any multiemployer plan.

(vi) COBRA. There has been no material violation of the applicable requirements of Section 4980B of the IRC pertaining to COBRA continuation coverage with respect to any Plan.

(vii) Employee Welfare Benefit Plans. No Plan which is a medical, dental, health, disability, insurance or other plan or arrangement, whether oral or written, which constitutes an “employee welfare benefit plan” as defined in Section 3(1) of ERISA, has any unfunded accrued liability or provides benefits to former employees or retirees (except as may be required by COBRA).

K. Location of Records. All of the material books and records or true and complete copies thereof relating to the accounts and contracts of the BORROWER and GUARANTOR are and will be kept at BORROWER's executive offices at the address first set forth above (the “Premises”).

L. Compliance with Laws. Each of BORROWER and GUARANTOR is in compliance in all material respects with all laws and governmental rules and regulations applicable to BORROWER, GUARANTOR, the Collateral and to BORROWER’s and GUARANTOR’s business, properties and assets, including, but not limited to, applicable federal and state securities laws and the provisions of the Sarbanes-Oxley Act of 2002, to the extent the failure to so comply would have a material adverse affect upon the BORROWER, the Collateral, or the rights and remedies of the BANK hereunder.

M. Issuance of Securities. Each of BORROWER and GUARANTOR has complied in all material respects with all federal and state laws and governmental rules and regulations applicable to the issuance and sale of securities by BORROWER and GUARANTOR.

N. Hazardous Waste. No Hazardous Waste (as hereinafter defined) has been generated, stored or treated on any of the premises occupied by BORROWER or GUARANTOR, except in compliance with all applicable laws to the extent a failure to so comply would have a material adverse affect upon the BORROWER, the Collateral, or the rights and remedies of the BANK hereunder. No Hazardous Waste has ever been, is being, is intended to be, or is threatened to be spilled, released, discharged, disposed, placed or otherwise caused to be found in the soil or water in, under, or upon any of the premises occupied by the BORROWER or GUARANTOR. Each of BORROWER and GUARANTOR agrees to indemnify and hold the BANK harmless from and against any claims, damages, liabilities (whether joint or several), losses and expenses (including, without limitation, attorneys' fees) incurred by the BANK as a result of the presence of Hazardous Waste in, under, or upon any of the premises occupied by the BORROWER or GUARANTOR. For the purpose of this Agreement, the term “Hazardous Waste” means “hazardous waste”, “hazardous material”, “hazardous substance”, and “oil” as presently defined in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Material Transportation Act, the Federal Water Pollution Control Act, and corresponding state and local statutes, ordinances, and regulations, as such statutes, ordinances and regulations may be amended, or as defined in any federal or state regulation adopted pursuant to such acts.

O. Title to Collateral. BORROWER and GUARANTOR have and will at all times have good and marketable title to the Collateral, free and clear from any liens, security interests, mortgages, encumbrances, pledges or other right, title or interest of any other person or entity, except those arising under the Loan Documents or permitted by the BANK under this Agreement or the Security Agreement (“Permitted Encumbrances”).

P. Employees. Each of BORROWER and GUARANTOR has to the best of its knowledge complied with all laws relating to the employment of labor, including any provisions thereof relating to ERISA, wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and occupational safety and health, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, to the extent the failure to so comply with any of the foregoing would have a material adverse affect upon the BORROWER, the Collateral, or the rights and remedies of the BANK hereunder.

Q. Subsidiaries. BPG owns all of the issued and outstanding capital stock of BPR and GUARANTOR and other than BPR, GUARANTOR, and BRANDPARTNERS EUROPE LTD., a private limited company formed under the laws of England and Wales (“BPE”), BPG has no direct or indirect subsidiaries.

IX. AFFIRMATIVE COVENANTS. Until payment in full of all indebtedness under the Loans and the other Obligations, each of BORROWER and GUARANTOR agrees that, unless the BANK shall otherwise consent in writing, it will:

A. Prompt Payment. Pay promptly, subject to any applicable cure or grace period, when due all amounts due and owing to the BANK.

B. Use of Proceeds. Use the proceeds of the Loans only in accordance with the provisions of this Agreement and will furnish the BANK with such evidence as it may reasonably require with respect to such use.

C. Financial Statements. Furnish the BANK with such financial statements of BORROWER and GUARANTOR as are described on Schedule B attached hereto. All such statements shall be prepared on a consistent basis in a format reasonably acceptable to the BANK.

D. Maintenance of Existence. Take all necessary action to maintain BORROWER's and GUARANTOR’s legal existence.

E. Maintenance of Business. Do or cause to be done all things commercially reasonable and necessary to maintain and preserve BORROWER's and GUARANTOR’s business and assets.

F. Maintenance of Insurance. Keep all of BORROWER's and GUARANTOR’s properties (specifically including, but not limited to, the Collateral) adequately insured against loss or damage by fire and such other casualties and hazards as the BANK may specify from time to time; maintain adequate Workman's Compensation Insurance under applicable laws and Comprehensive General Public Liability Insurance; and maintain adequate insurance covering such other risks as the BANK may reasonably specify from time to time hereafter. All insurance required hereunder shall be effected by valid and enforceable policies issued by insurers of recognized responsibility authorized to transact business within the State of New Hampshire and shall, inter alia, (1) name the BANK as a loss payee, and (2) provide that the BANK shall be notified in writing of any proposed cancellation of such policy at least thirty (30) days in advance thereof and will have the opportunity to correct any deficiencies justifying such proposed cancellation. For the purposes of this Paragraph, an insurance policy shall be deemed to be “adequate” if it provides coverage against such risks and in such amounts as is customarily carried by owners of similar businesses and properties. BANK acknowledges receipt of certificates of BORROWER’s insurance coverages in effect as of the date hereof and accepts the same for purposes of compliance with this Section IX. F. as of the date hereof.

G. Inspection by the BANK. Each of BORROWER and GUARANTOR agrees that the BANK may, upon ten (10) days prior notice, conduct regular field examination audits of the BORROWER's and GUARANTOR’s books, records, accounts, inventory, and other property at each of BORROWER’s and GUARANTOR’s locations up to two (2) times during each fiscal year of BORROWER and that BORROWER shall pay the BANK all reasonable fees, costs, and expenses charged or incurred by BANK for such audits. BANK agrees to conduct such audits at such times as are reasonably convenient to the BORROWER and GUARANTOR, as the case may be. Each of BORROWER and GUARANTOR also agrees that upon prior reasonable notice (other than in emergencies when no notice shall be required) and during normal business hours, it shall permit any person designated by the BANK to inspect any of BORROWER's and GUARANTOR’s properties, including its books, records, and accounts (and including the making of copies thereof and extracts therefrom) all at BANK's cost and expense. BANK agrees that it shall only conduct such inspections of the BORROWER’s and GUARANTOR’s properties as the BANK reasonably deems necessary and appropriate to monitor the condition of the BORROWER, GUARANTOR, and the Collateral and in any event not so frequently as to be unnecessarily disruptive to the BORROWER’s or GUARANTOR’s business operations. After and during the continuance of an Event of Default, each of BORROWER and GUARANTOR also agrees that the BANK may conduct field examination audits of the BORROWER's and GUARANTOR’s books, records, accounts, inventory, and other property as often as the BANK deems necessary and appropriate in its sole discretion and that BORROWER shall pay the BANK all reasonable fees, costs, and expenses charged or incurred by BANK for such audits without limitation as to amount.

H. Prompt Payment of Taxes. Accrue its tax liability (including withholdings for employee taxes and social security) in accordance with usual accounting practice and pay or discharge (or cause to be paid or discharged) as they become due all taxes, assessments, and government charges upon its property, operations, income and products (as well as all claims for labor, materials or supplies), which, if unpaid might become a lien upon any of its property; provided, that the BORROWER and GUARANTOR shall, prior to payment thereof, have the right to contest such taxes, assessments and charges in good faith by appropriate proceedings so long as the BANK's interests are protected by appropriate financial reserves or bond, letter of credit, escrowed funds or other appropriate security.

I. Notification of Default Under This and Other Loan or Financing Arrangements. Promptly notify the BANK in writing of the occurrence of any Event of Default under this Agreement or any default or breach under any other material loan or financing arrangements.

J. Notification of Litigation and Judgments. Promptly notify the BANK in writing of any litigation, proceedings, or investigation that has been instituted or is pending oris threatened of which BORROWER or GUARANTOR has knowledge and which might have a material adverse affect on its continued operations or financial condition and of all judgments rendered against the BORROWER or GUARANTOR.

K. Notification of Governmental Action. Promptly notify the BANK in writing of any governmental investigation or proceeding that has been instituted, is pending or, is threatened of which BORROWER or GUARANTOR has knowledge, including without limitation, matters relating to the federal or state tax returns of the BORROWER or GUARANTOR; compliance with the Occupational Safety and Health Act, the Securities Act of 1933, the Securities Exchange Act of 1934, or the Sarbanes-Oxley Act of 2002; proceedings by the Securities and Exchange Commission; or proceedings by the Treasury Department, Labor Department, or Pension Benefit Guaranty Corporation with respect to matters affecting employee welfare, benefit or retirement programs.

L. Preservation of the Collateral and Financial Condition. Take all reasonably necessary steps to preserve, protect and defend the Collateral free of unpermitted liens and give BANK access to and permit it to inspect the Collateral during all business hours and other reasonable times. Take all reasonably necessary steps to preserve the financial condition of the BORROWER and GUARANTOR as evidenced by the most recent financial statements of the BORROWER and GUARANTOR delivered to the BANK prior to the execution of this Agreement.

M. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in a manner reasonably acceptable to the BANK and consistently applied, reflecting all financial transactions of the BORROWER and GUARANTOR.

N. Compliance With Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders to the extent the failure to comply would have a material adverse affect upon the BORROWER or the Collateral, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property; provided, however, that BORROWER and GUARANTOR shall be entitled to contest the same in good faith so long as such action does not have a material adverse affect upon the BANK's rights hereunder or the Collateral which results in the BANK deeming itself insecure within the meaning of the Uniform Commercial Code as in effect in the State of New Hampshire.

O. Accounts Deposits, and Balances. BORROWER and GUARANTOR shall maintain their primary operating and deposit accounts with the BANK. BORROWER and GUARANTOR may maintain accounts with other financial institutions provided that (1) any such account is maintained solely for purposes of BORROWER’s or GUARANTOR’s business relationship with such financial institutions, (2) deposits to all such accounts are limited to $100,000.00 in the aggregate, and (3) BANK is notified in writing of each such account within five (5) business days of BORROWER or GUARANTOR establishing the same.

P. Notification of Material Adverse Changes. Promptly notify the BANK in writing of any conditions or circumstances which reasonably could be expected to have a material adverse affect on BORROWER's or GUARANTOR’S continued operations or financial condition which is more likely than not to adversely affect the BORROWER's or GUARANTOR’s ability to pay the Obligations.

Q. Additional Financial and Other Covenants. Comply with the additional financial and other covenants set forth on Schedule B attached hereto.

R. New Accountants. On or before December 31, 2005, BORROWER shall engage a new certified public accounting firm to audit the financial statements of the BORROWER for the fiscal year ending December 31, 2005 and for each fiscal year thereafter. Such certified public accounting firm shall be subject to the reasonable approval of the BANK and BANK hereby approves BORROWER’s proposed engagement of the accounting firm of Moore Stephens, P.C., Certified Public Accountants for this purpose.

X. NEGATIVE COVENANTS. Until payment in full of all indebtedness under the Loans and the other Obligations, each of BORROWER and GUARANTOR covenants that neither BORROWER nor GUARANTOR will, without the express prior written consent of the BANK:

A. Nature and Scope of Business. Enter into any type of business other than that in which it is presently engaged or otherwise significantly change the scope or nature of its business.

B. Indebtedness. Incur, create, assume or suffer to exist any indebtedness for borrowed money (or issue or sell any of its bonds, debentures, notes or similar obligations) except: (1) borrowings under the Loans; (2) other Obligations to the BANK; (3) borrowings used to prepay in full the Obligations, (4) ordinary trade account payables, (5) purchase money indebtedness or capitalized leases the aggregate principal amount of which does not at any time exceed $100,000.00, (6) guaranties permitted under Section X.I below; (7) indebtedness of BORROWER to subordinated lenders approved in writing by the BANK, which indebtedness is subject to subordination agreements to the benefit of the BANK, in form and substance satisfactory to the BANK, (8) indebtedness of BPR to CMII which is subject to the CMII Subordination Agreement and any refinancing of the indebtedness of BPR to CMII on terms and conditions which are not more onerous to BPR than the terms and conditions under the existing indebtedness to CMII and subject to any such refinancing party executing a subordination agreement to the benefit of the BANK, in form and substance satisfactory to the BANK (collectively indebtedness under clauses (7) and (8) being “Permitted Subordinated Debt”); and (9) issuance of convertible subordinated debentures by BPG for purposes of obtaining additional working capital up to an aggregate amount of $1,000,000 and provided the same does not otherwise result in a breach of any of the financial covenants of the BORROWER under this Agreement.

C. Liens and Mortgages. Incur, create, assume or suffer to exist any pledge, lien, attachment, charge or other encumbrance of any nature whatsoever on any of the Collateral, now or hereafter owned, other than (1) the security interests or liens granted to the BANK pursuant to the Loan Documents; (2) liens imposed by law, such as carriers, warehousemen's or mechanic's liens incurred in good faith in the ordinary course of business, and which do not in the aggregate have a material adverse effect on the BORROWER's or GUARANTOR’s financial condition or the Collateral; (3) prejudgment judicial attachments, provided that any such attachments in an amount which individually or in the aggregate exceed $100,000.00 are discharged in full prior to execution thereon, and in any event within forty-five (45) days of the date of the issuance of final judgment in the lawsuit from which such attachment arises, and BORROWER's legal counsel provides the BANK, immediately upon the issuance of such attachment, with a description of the lawsuit giving rise to such attachment and the probable outcome thereof; and (4) purchase money security interests granted and capitalized leases with respect to indebtedness permitted under clause (5) of Section X.B above.

D. Capital Structure; Ownership; Management. Change the capital structure of BPR or GUARANTOR, or permit or participate in any changes to the current ownership of 100% of the capital stock of BPR and GUARANTOR by BPG.

E. Places of Business; Location of Collateral. Maintain or relocate to, open or close, any other place of business or move any of the Collateral of BORROWER from the BORROWER’s existing facilities in Rochester, New Hampshire and New York, New York, except upon thirty (30) days prior written notice to the BANK and except for inventory sold in the ordinary course of business and for the disposition of obsolete assets in the ordinary course.

F. Mergers, Acquisitions, Etc. Without the Consent of the Bank. Except as specifically permitted herein below, merge, exchange or consolidate with any other person, firm, or entity; or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired); acquire all or substantially all of the capital stock, assets or the business of any other person, firm, or entity; or form or organize any new subsidiary entity or firm; or acquire any real property for operations, investment or otherwise. Notwithstanding the foregoing, without further consent of the BANK, in connection with acquiring the business of any person or entity, any of BORROWER or GUARANTOR may acquire the assets or capital stock of such person or entity provided that (A) the aggregate consideration (including the payment of cash, issuance of securities, and assumption of liabilities and indebtedness) for all such transactions does not exceed $2,500,000.00 and (B) the person or entity which is the subject of any such acquisition is engaged in substantially the same business as BPR.

G. Leases. Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except (i) leases existing on the date of this Agreement and any extensions or renewals thereof, and (ii) operating leases incurred in the ordinary course of BORROWER’s or GUARANTOR’s business.

H. Sale of Assets.  Sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, any of the Collateral), except: (1) for inventory disposed of in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business as determined in a commercially reasonable manner; and (3) the sale or other disposition of assets with a value individually and in aggregate which does not exceed $100,000.00 in any fiscal year.

I. Guaranties. Etc.  Other than with respect to indebtedness permitted under Section X.B. above (including indebtedness of BPR to CMII which is subject to the CMII Subordination Agreement), assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such other person, firm, or entity to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any other person, firm, or entity against loss) for obligations of any other person, firm, or entity, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business (product warranties for purposes of this section shall not be deemed guaranties). Notwithstanding the foregoing, BANK acknowledges that BORROWER may in the ordinary course of business be responsible for the performance by certain third parties in connection with projects undertaken by BORROWER for its customers; provided BORROWER shall notify the BANK in writing in the event that any such responsibility or liability is or becomes material.

J. Transactions With Affiliates. Enter into any material transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any affiliate, or the making of advances to any affiliates, except in the ordinary course of business upon fair and reasonable terms no less favorable to the BORROWER or GUARANTOR than they would obtain in a comparable arm's length transaction with a person not an affiliate which have been disclosed in writing to and approved by the BANK on or before the date of such transaction. As used herein, an “affiliate” is any person which is a shareholder (but excluding CMII) or is under common ownership with or a member of the same controlled group as BORROWER or GUARANTOR.

K. Dividends.  Except as specifically permitted herein below, declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any capital stock, or warrants or options therefor, of any BORROWER or GUARANTOR, now or hereafter outstanding; or make any distribution of assets to any stockholders as such of any BORROWER or GUARANTOR, whether in cash, assets, or obligations of the BORROWER or GUARANTOR; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on or for the purchase, redemption, or retirement of, any shares of capital stock; or warrants or options therefor, of any BORROWER or GUARANTOR, or make any other distribution by reduction of capital or otherwise in respect of any shares of capital stock, or warrants or options therefor, of any BORROWER or GUARANTOR. Notwithstanding the foregoing but subject to the following provision, BPG may (i) declare and pay ordinary dividends to holders of its common capital stock, provided that the declaration and payment of any such dividends does not and shall not result in or cause a breach of any of the financial covenants of the BORROWER under Section IX.Q. of this Agreement and (ii) issue the capital stock of BPG upon the exercise of any warrants outstanding with respect thereto.

L. Investments. Other than (i) among the BORROWER and GUARANTOR, (ii) BPG’s investment (whether in the form of debt or equity) in BPE which at no time shall exceed an aggregate amount of $_______________, and (iii) the acquisition of warrants by BPG in exchange for its issuance of capital stock upon the exercise of such warrants; make any loan or advance to any person, firm, or entity, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any person, firm, or entity, except: (1) direct obligations of the United States of any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper of a domestic issuer rated at least “A-1” by Standard & Poor's Corporation or “P-1” by Moody's Investor's Service, Inc.; (3) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of One Hundred Million ($100,000,000.00) Dollars; and (4) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the BORROWER.

XI. CONDITIONS PRECEDENT TO MAKING OF LOANS. The obligation of the BANK to make any Loan and make disbursements and advances of the proceeds of the same to the BORROWER is subject to the satisfaction by the BORROWER, GUARANTOR, or their representatives of the following conditions precedent with respect to such Loan: (1) the BORROWER and GUARANTOR have executed and delivered all of the Loan Documents deemed appropriate and necessary by the BANK in its discretion, in form and substance satisfactory to the BANK; (2) the BORROWER’s and GUARANTOR’s warranties and representations as contained herein and in the Loan Documents shall be accurate and complete in all material respects; (3) BANK has received a satisfactory opinion of BORROWER’s and GUARANTOR’s legal counsel in form and substance satisfactory to the BANK; and (4) neither BORROWER nor GUARANTOR shall be in default under any of the covenants, warranties, representations, terms, or conditions contained in this Agreement or in the Loan Documents as of the date of closing on such Loan and as of the date of each disbursement and advance thereunder.

XII. EVENTS OF DEFAULT; ACCELERATION. The occurrence of any one or more of the following events shall constitute a default under this Agreement, each of the Loan Documents, and each of the Obligations (individually, an “Event of Default”, and collectively, “Events of Default”): (1) if any statement, representation or warranty made by the BORROWER or GUARANTOR in this Agreement or in any of the Loan Documents, or in connection with any of the same, or if any financial statement, report, schedule, or certificate furnished by the BORROWER, GUARANTOR, or any of their officers or accountants to the BANK, shall prove to have been false or misleading when made, or subsequently becomes false or misleading, in any material respect; (2) default by the BORROWER in payment on its due date of any principal or interest called for under any of the Loans or the Loan Documents, or of other amounts due under any other of the Obligations, or other default by the BORROWER of its payment obligations under the Loan Documents or the other Obligations, provided such default is not cured within any applicable grace period thereunder; (3) default (other than a payment default described in clause (2) above) by the BORROWER or GUARANTOR in the compliance, performance or observance of any of the provisions, terms, conditions, warranties or covenants of this Agreement, the Loan Documents, or any other of the Obligations, provided that such default is not cured within thirty (30) days of the occurrence thereof, and further provided, however, that no cure period shall be afforded BORROWER or GUARANTOR hereunder if such default has or could reasonably be expected to have an immediate material adverse affect upon the BORROWER’s or GUARANTOR’s financial condition, upon the BORROWER’s or GUARANTOR’s ability to conduct its business, upon the Collateral, or upon the rights, remedies, and/or security of BANK under this Agreement or the other Loan Documents; (4) the dissolution, termination of existence, merger or consolidation of the BORROWER or GUARANTOR, or a sale of all or substantially all of the BORROWER’s or GUARANTOR’S business, assets or properties not in the ordinary course of business; (5) the BORROWER or GUARANTOR shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of any of them or any of their property, (b) make a general assignment for the benefit of creditors, (c) be subject to an order of relief from creditors, (d) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation under any law or statute, or an answer admitting the material allegations of a petition filed against any of them in any proceeding under any such law or statute, or (e) offer or enter into any composition, extension or arrangement seeking relief or extension of their debts; (6) proceedings shall be commenced or an order, judgment or decree shall be entered, without the application, approval or consent of the BORROWER or GUARANTOR, as the case may be, in or by any court of competent jurisdiction, relating to the bankruptcy, dissolution, liquidation, reorganization or the appointment of a receiver, trustee or liquidator of the BORROWER or GUARANTOR, or of all or a substantial part of their assets, and such proceedings, order, judgment or decree shall continue undischarged or unstayed for a period of sixty (60) days; (7) BORROWER’s or GUARANTOR’s inability to pay their debts as they mature or other act of insolvency, as determined by the BANK in a commercially reasonable manner; (8) a judgment for the payment of money not covered by insurance shall be rendered against the BORROWER or GUARANTOR in an amount in excess of $100,000.00 and the same shall remain undischarged for a period of thirty (30) days, during which period execution shall not be effectively stayed; (9) any default or event of default, or failure to pay when due, with respect to any material indebtedness, liabilities or obligations of BORROWER or GUARANTOR to any third party, including, but not limited to, with respect to any Permitted Subordinated Debt; (10) if at any time during the twelve (12) month period from the date of this Agreement, James Brooks is not the Chief Executive Officer of the BORROWER; or (11) any material adverse change to the BORROWER or GUARANTOR, or to their financial condition, or to the Collateral, and BORROWER has failed to cure the conditions giving rise thereto after written notice thereof from the BANK.

Upon the occurrence of any Event of Default, the BANK's commitment to make further Loans under the Loan Documents or any other agreement with the BORROWER, and to make any advances or disbursements under any Loan, shall immediately cease and terminate and, at the election of the BANK, all of the Obligations of the BORROWER to the BANK, either under this Agreement, the Loan Documents, or otherwise, will immediately become due and payable without further demand, notice or protest, all of which are hereby expressly waived. Thereafter, the BANK may proceed to protect and enforce its rights, at law, in equity, or otherwise, against the BORROWER and GUARANTOR, and any endorser of the BORROWER’s Obligations, either jointly or severally, and may proceed to liquidate and realize upon any of its Collateral in accordance with the rights of a secured party under the Uniform Commercial Code, under any other applicable law, under any Loan Documents, under any other agreement between the BORROWER or GUARANTOR and the BANK, or under any agreement between any endorser of the BORROWER’s Obligations to the BANK, and to apply the proceeds thereof to payment of the Obligations of the BORROWER to the BANK in such order and in such manner as the BANK, in its sole discretion, deems appropriate.

XIII. JOINT AND SEVERAL LIABILITY.

A. Each BORROWER and GUARANTOR is accepting joint and several liability under this Agreement in consideration of the financial accommodations to be provided by BANK under this Agreement, for the mutual benefit, directly and indirectly, of each BORROWER and GUARANTOR, and in consideration of the undertakings of each other BORROWER and GUARANTOR to accept joint and several liability for the Obligations of each BORROWER to BANK.

B. Each BORROWER and GUARANTOR, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other BORROWER and GUARANTOR, with respect to the payment and performance of all of the Obligations of each BORROWER to BANK under this Agreement (including, without limitation, any Obligations arising under this section), it being the intention of the parties hereto that all the Obligations of each BORROWER to the BANK under this Agreement shall be the joint and several obligation of each of the BORROWER and GUARANTOR without preferences or distinction among them.

C. If and to the extent that any BORROWER or GUARANTOR shall fail to make any payment with respect to any of the Obligations of each BORROWER to BANK under this Agreement, as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event the other BORROWER and GUARANTOR, under this Agreement will make such payment with respect to, or perform, such Obligation.

D. The Obligations of each BORROWER and GUARANTOR under the provisions of this section constitute full recourse Obligations of each BORROWER and GUARANTOR enforceable against each such BORROWER and GUARANTOR to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

E. Each BORROWER and GUARANTOR hereby waives notice of acceptance of its joint and several liability, notice of any loans made under this Agreement, notice of any action at any time taken or omitted by BANK under or in respect of any of the Obligations of each BORROWER to BANK under this Agreement, and generally, to the extent permitted by applicable law, but excepting only those notices and rights to cure specifically provided under this Agreement, all demands, notices and other formalities of every kind in connection with this Agreement. Each BORROWER and GUARANTOR hereby assents to, and waivers notice of, any extension or postponement of the time for the payment of any of the Obligations of each BORROWER to BANK under this Agreement, the acceptance of any payment of any of such Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by BANK at any time or times in respect of any default by any BORROWER and GUARANTOR in the performance or satisfaction of any term covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by BANK in respect of any of the Obligations of each BORROWER to BANK under this Agreement, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations of each BORROWER to BANK or the addition, substitution or release, in whole or in part, of any BORROWER or GUARANTOR. Without limiting the generality of the foregoing, each BORROWER and GUARANTOR assents to any other action or delay in acting or failure to act on BANK’s part with respect to the failure by any BORROWER or GUARANTOR to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this section, afford grounds for terminating, discharging or relieving any BORROWER or GUARANTOR, in whole or in part, from any of its Obligations under this section, it being the intention of each BORROWER and GUARANTOR that, so long as any of the Obligations under this Agreement remain unsatisfied, the Obligations of such BORROWER and GUARANTOR under this section shall not be discharged except by performance and then only to the extent of such performance. The obligations of each BORROWER and GUARANTOR under this section shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other BORROWER or GUARANTOR or BANK. The joint and several liability of each BORROWER and GUARANTOR under this Agreement shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any BORROWER or GUARANTOR or BANK.

F. The provisions of this section are made for the benefit of BANK and BANK’s successors and assigns, and may be enforced by BANK in good faith from time to time against any or all of the BORROWER and GUARANTOR as often as occasion therefore may arise and without requirement on BANK’s part first to marshal any of its claims or to exercise any of its rights against any BORROWER or GUARANTOR or to exhaust any remedies available to BANK against any other BORROWER or GUARANTOR or to resort to any other source or means of obtaining payment of any of the Obligations under this Agreement or to elect any other remedy. The provisions of this section shall remain in effect until all of the Obligations of each BORROWER to BANK under this Agreement shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of such Obligations of each BORROWER to BANK, is rescinded or must otherwise be restored or returned by BANK upon the insolvency, bankruptcy or reorganization of any BORROWER or GUARANTOR, or otherwise, the provisions of this section will forthwith be reinstated in effect, as though such payment had not been made.

G. Each BORROWER and GUARANTOR agrees that it shall not have, and hereby expressly waives: (i) any right to subrogation or indemnification, and any other right to payment from or reimbursement by any other BORROWER or GUARANTOR, in connection with or as a consequence of any payment made by any BORROWER or GUARANTOR to BANK, (ii) any right to enforce any right or remedy which BANK has or may hereafter have against any other BORROWER or GUARANTOR, and (iii) any benefit of, and any right to participate in (A) any collateral now or hereafter held by BANK, or (B) any payment to BANK by, or collection by BANK from any other BORROWER or GUARANTOR. The provisions of this paragraph are made for the express benefit of each BORROWER and GUARANTOR as well as BANK, and may be enforced independently by each BORROWER and GUARANTOR or any successor in interest to each BORROWER and GUARANTOR. The foregoing shall in no manner limit the rights of BORROWER and GUARANTOR against any third party or the properties or assets of any such third party.

XIV. MISCELLANEOUS PROVISIONS.

A. Entire Agreement; Waivers. This Agreement, the Schedules hereto, and the Loan Documents together constitute the entire agreement among the BORROWER, GUARANTOR, and the BANK with respect to the subject matter hereof. No covenant, term, condition or other provision of this Agreement or any of the Loan Documents, or any default in connection therewith, may be waived except by an instrument in writing, signed by the BANK and delivered to the BORROWER and GUARANTOR. The BANK’s failure to exercise or enforce any of its rights, powers or privileges under this Agreement or the Loan Documents shall not operate as a waiver thereof. In the event of any conflict between the terms, covenants, conditions and restrictions contained in the Loan Documents, the term, covenant, condition or restriction which confers the greatest benefit upon the BANK shall control. The determination as to which term, covenant, condition or restriction is more beneficial shall be made by the BANK in its sole discretion.

B. Remedies Cumulative. All remedies provided under this Agreement and the Loan Documents or afforded by law shall be cumulative and available to the BANK until all of the BORROWER’s Obligations to the BANK have been paid in full.

C. Survival of Covenants. All covenants, agreements, representations and warranties made in this Agreement and in the Loan Documents shall be deemed to be material and to have been relied on by the BANK, notwithstanding any investigation made by the BANK or in its behalf, and shall survive the execution and delivery of this Agreement and the Loan Documents. All such covenants, agreements, representations and warranties shall bind and inure to the benefit of the BORROWER’s, GUARANTOR’s, and the BANK’s successors and assigns, whether so expressed or not.

D. Governing Law; Jurisdiction. This Agreement and the Loan Documents shall be construed and their provisions interpreted under and in accordance with the laws of the State of New Hampshire. The BORROWER and GUARANTOR, to the extent they may legally do so, hereby consent to the jurisdiction of the courts of the State of New Hampshire and the United States District Court for the State of New Hampshire for the purpose of any suit, action or other proceeding arising out of any of their obligations hereunder or with respect to the transactions contemplated hereby, and expressly waive any and all objections they may have to venue in any such courts.

E. Assurance of Execution and Delivery of Closing Documents and Additional Instruments. The BORROWER and GUARANTOR agree to execute and deliver, or to cause to be executed and delivered, to the BANK all of the documents, instruments, and certificates set forth on the Closing Agenda of even date herewith and all such further instruments, and to do or cause to be done all such further acts and things, as the BANK may reasonably request or as may be necessary or desirable to effect further the purposes of this Agreement and the Loan Documents. Upon receipt of an affidavit of an officer of BANK as to the loss, theft, destruction or mutilation of any Note or any other of the Loan Documents which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other of the Loan Documents, BORROWER will issue, in lieu thereof, a replacement Note or other of the Loan Documents in the same principal amount thereof and otherwise of like tenor.

F. Waivers and Assents. The BORROWER, GUARANTOR, and any endorsers of the BORROWER Obligations to the BANK, hereby waive, to the fullest extent permitted by law, all rights to marshaling of assets and all rights to demand, notice, protest, notice of acceptance of this Agreement and the Loan Documents, notice of Loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description with respect both to the Loan Documents and the Collateral.

G. No Duty of the Bank With Respect to the Collateral. The BANK shall have no duty as to the collection or protection of Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto, beyond the safe custody thereof.

H. Election of the Bank. The BANK may exercise its rights with respect to Collateral without resorting or regard to other collateral or sources of reimbursement for the Obligations of BORROWER to the BANK.

I. Assignment and Pledge. BANK shall have the unrestricted right at any time or from time to time, and without BORROWER’s or GUARANTOR’s consent, to assign all or any portion of its right and obligations under this Agreement and the Loan Documents to one or more banks or other financial institutions (each, an “Assignee”), and BORROWER and GUARANTOR agree that they shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any Loan Documents as BANK shall deem necessary to effect the foregoing. In addition, at the request of BANK and any such Assignee, BORROWER shall issue one or more new promissory notes, as applicable, to any such Assignee and, if BANK has retained any of its rights and obligations hereunder following such assignment, to BANK, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by BANK prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and BANK after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by BANK in connection with such assignment, and the payment by Assignee of the purchase price agreed to by BANK and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of BANK hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by BANK pursuant to the assignment documentation between BANK and such Assignee, and BANK shall be released from its obligations hereunder and thereunder to a corresponding extent. This Agreement and the Loan Documents shall be binding upon and inure to the benefit of the BANK, BORROWER, GUARANTOR, their successors, assigns, heirs and personal representatives; provided, however, the rights and obligations of the BORROWER and GUARANTOR are not assignable, delegable or transferable without the consent of the BANK. BANK may at any time pledge all or any portion of its rights under this Agreement and the Loan Documents, including, but not limited to, any portion of any Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release BANK from its obligations under any of the Loan Documents.

J. Participations. BANK shall have the unrestricted right at any time and from time to time, and without the consent of or notice to BORROWER or GUARANTOR, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in BANK’s obligations to lend under this Agreement, the Loan Documents, and/or any or all of the Loans held by BANK hereunder. In the event of any such grant by BANK of a participating interest to a Participant, whether or not upon notice to BORROWER or GUARANTOR, BANK shall remain responsible for the performance of its obligations hereunder and BORROWER and GUARANTOR shall continue to deal solely and directly with BANK in connection with BANK’s rights and obligations hereunder. BANK may furnish any information concerning BORROWER and GUARANTOR in its possession from time to time to prospective Assignees and Participants, provided that BANK shall require any such prospective Assignees or participant to agree in writing to maintain the confidentiality of such information.

K. The BANK’s Right of Offset. BORROWER and GUARANTOR each hereby grants to BANK, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to BANK, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of BANK or any entity under the control of Banknorth Group, Inc. and its successors and assigns or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by BORROWER and GUARANTOR), BANK may setoff the same or any part thereof and apply the same to any liability or obligation of BORROWER or GUARANTOR even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR GUARANTOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

L. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and shall be either mailed by certified mall, return receipt requested, or delivered by overnight courier service, to the applicable party at the addresses set forth in this Agreement.

M. Savings Clause. Any provision of this Agreement or any of the Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

N. Term of this Agreement. This Agreement shall remain in full force and effect until all of the Obligations have been paid in full, all of the terms, conditions and covenants under the Loan Documents have been performed, and all commitments of the BANK advance funds under any of the Loans have terminated.

O. Use of Proceeds. No portion of the proceeds of the Loans shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

P. Fees and Expenses. BORROWER shall pay on demand all reasonable expenses of BANK in connection with the preparation, administration, default, collection, waiver or amendment of the Loans, or in connection with BANK’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the Loans or any Collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an Obligation secured by any Collateral. BANK shall provide to BORROWER a statement in reasonable detail of such expenses upon BANK’s demand for payment thereof by BORROWER.

Q. Final Agreement. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth herein. This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by BORROWER, GUARANTOR, and BANK.

R. Interest Rate Provisions. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by BANK as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by BANK to BORROWER under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the applicable Loan Document shall be governed by such new law as of its effective date.

S. Waiver of Jury Trial. BORROWER, GUARANTOR, AND BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH OF BANK, BORROWER, AND GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER AND GUARANTOR CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ENTER INTO THIS AGREEMENT AND MAKE THE LOAN.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the BANK, BORROWER, and GUARANTOR have executed this Agreement all as of the day and year first above written.

BANK:

WITNESSES:	BANKNORTH, N.A.

	By:	/s/
John Mercier, Senior Vice President

BORROWER:

BRANDPARTNERS GROUP, INC.

By:	/s/
Signature and Title/Duly Authorized

BRANDPARTNERS RETAIL, INC.

By:	/s/
Signature and Title/Duly Authorized

GUARANTOR:

GRAFICO INCORPORATED

By:	/s/
Signature and Title/Duly Authorized
Title

BANKNORTH, N.A.
COMMERCIAL LOAN AGREEMENT

SCHEDULE A

CASH MANAGEMENT PROVISIONS

BORROWER has established and shall maintain with the BANK a single Demand Deposit Account No. 9241250820 in the name “BrandPartners Group, Inc.” (the “Account”). BORROWER and BANK desire to establish a link between the Account and the Revolving Line of Credit Loan in order to provide for, among other things, automatic advances (“Automated Sweep Advances”) under the Revolving Line of Credit Loan to fund debits to the Account that are not otherwise covered by available funds (“Debits”) and automatic repayment of principal and payment of interest on the Automated Sweep Advances outstanding under the Revolving Line of Credit Loan from funds in the Account. BORROWER has requested that Automated Sweep Advances be automatically authorized under the Revolving Line of Credit Loan to fund any Debits to the Account, and to maintain any applicable pre-set Target Balance, subject to the availability of credit under the Revolving Line of Credit Loan. BORROWER has further requested that any available funds in the Account at the end of the day, subject to any applicable pre-set Target Balance, be used to repay any principal amounts due to the BANK under the Revolving Line of Credit Loan outstanding as a result of Automated Sweep Advances.

For purposes of implementing the foregoing, the BANK and BORROWER agree as follows:

A. The Revolving Line of Credit Loan is linked to the Account. To the extent that credit is available under the Revolving Line of Credit Loan, and provided that the BANK has not terminated the linkage to the Account, Advances under the Revolving Line of Credit Loan shall be made by the BANK on an automatic basis to fund Debits to the Account (that, in the absence of the Revolving Line of Credit Loan, would result in an overdraft), and to maintain any applicable pre-set Target Balance. Such Automated Sweep Advances shall not require the authorization of the BORROWER. Any Automated Sweep Advances under the Revolving Line of Credit Loan affirmatively desired by the BORROWER may be initiated only by accessing the Account directly via check or other method deemed appropriate by the BANK.

B. An Automated Sweep Advance under the Revolving Line of Credit Loan shall not occur if the credit availability under the Revolving Line of Credit Loan has been terminated by the BANK, or if the credit availability is insufficient to cover the full amount of the overdraft or the full amount necessary to maintain any applicable pre-set Target Balance, as the case may be, or if the credit availability is suspended in accordance with the terms of the Loan Documents, or if the total of Advances outstanding under the Revolving Line of Credit Loan together with the amount of any Automated Sweep Advance would exceed the maximum credit limit under the Loan Documents. The BORROWER agrees that the BANK has the right to decline, at any time in the exercise of its sole discretion, to make an Automated Sweep Advance to the BORROWER under the Revolving Line of Credit Loan.

C. The aggregate amount of Automated Sweep Advances outstanding under the Revolving Line of Credit Loan shall be automatically debited from the Account and repaid on a daily basis, provided that there are available funds in the Account and subject to any applicable Target Balance. Interest due on Automated Sweep Advances outstanding under the Revolving Line of Credit Loan shall be automatically debited from the Account and repaid from available funds in the Account on the day of each month specified for the payment of interest in the Loan Documents (“Interest Payment Date”), subject to any applicable Target Balance. Any available funds in the Account on the Interest Payment Date shall be used to satisfy the monthly interest payment first, with any excess to be applied to principal as set forth above. Partial payments will continue as funds become available until repayment is made in full. If there are insufficient funds available in the Account to cover the payment of amounts due for interest on the outstanding principal in accordance with the payment schedule set forth above, an Automated Sweep Advance under the Revolving Line of Credit Loan shall automatically occur to fund such payment to the extent that there is availability under the Revolving Line of Credit Loan.

D.  The Revolving Line of Credit Loan is considered “delinquent” when the interest and any other amounts due to the BANK under the terms of the Loan Documents have not been paid as required by the terms of the Loan Documents. Notwithstanding the foregoing, late fee charges will not be imposed on the Automated Sweep Advances while the link between the Revolving Line of Credit Loan and the Account is in effect.
E. Subject to paragraph F below, repayment of Automated Sweep Advances due under the Revolving Line of Credit Loan may be made only by deposit to the linked Account and automatic debit by the BANK of available funds in the Account to satisfy the amounts due. Items on deposit include wire transfers to the Account, electronic items, cash and check deposits and any other credit items deemed to be on deposit by the BANK.

F. Notwithstanding anything herein to the contrary, the BANK reserves the right to mail an invoice to the BORROWER, at any time and from time to time, for the entire unpaid principal balance and accrued interest plus any late fees or other amounts due under the Revolving Line of Credit Loan. In addition, the BANK reserves the right to collect payment from the BORROWER by check or any other payment method at the time the Revolving Line of Credit Loan terminates, whether such termination is voluntary or the result of demand by the BANK or an event of default, or at the time the BORROWER requests payoff information in anticipation of closing the Revolving Line of Credit Loan, or any other time deemed appropriate by the BANK.
If at any time the Note evidencing the Revolving Line of Credit Loan is payable on a demand basis, the entire principal balance of any and all Advances under the Revolving Line of Credit Loan shall be due and payable to the BANK ON DEMAND. In no event shall the payment method described herein be construed as a limitation on the BANK’s right under the Loan Documents to demand full payment of any or all Advances.

G. The BORROWER acknowledges and agrees that the BANK may sever the link between the Revolving Line of Credit Loan and the Account at any time. If the link is severed, no Automated Sweep Advances will be made under the Revolving Line of Credit Loan to fund Debits in the Account. The BANK may continue to automatically debit the Account for amounts due to it for principal, interest and late fees in accordance with the terms of the Loan Documents.

BANKNORTH, N.A.
COMMERCIAL LOAN AGREEMENT
SCHEDULE B

ADDITIONAL TERMS AND CONDITIONS

I. Fees Payable by BORROWER:

Commitment Fee:	$75,000.00 (payable in full on the date hereof)

Unused Revolving Line of Credit
Commitment Fee:	0.375% per annum of daily average of unadvanced amounts under Revolving Line of Credit Loan (based upon maximum amount of $5,000,000.00), determined quarterly and payable in arrears

Prepayment Fee:
In the event of any termination for any reason of the Revolving Line of Credit prior to the Revolving Line of Credit Maturity Date, or prepayment of the Term Loan prior to the scheduled payments of principal thereunder, BORROWER shall pay to BANK a prepayment fee equal to the product of the Commitment Amount (as hereinafter defined) multiplied by (a) two percent (2%) if such termination or prepayment occurs on or before May 4, 2006 or (b) one percent (1%) if such termination or prepayment occurs after May 4, 2006 and on or before the Revolving Line of Credit Maturity Date. “Commitment Amount” means the sum of $5,000,000 plus the then outstanding principal balance of the Term Loan.

II. Description of Financial Statements to be Delivered:

A. Annual consolidated and consolidating financial statements of BORROWER and GUARANTOR within ninety (90) days after the end of each fiscal year, including balance sheets and statements of income, retained earnings and surplus, and a statement of cash flow, together with supporting schedules, setting forth in each case comparative figures for the preceding fiscal year, all as prepared in accordance with generally accepted accounting principles consistently applied and in each case prepared and audited by an independent certified public accountant reasonably acceptable to BANK.

B. Form 10K annual report of Brand Partners Group, Inc. as filed with the Securities and Exchange Commission within ninety (90) days after the end of each fiscal year.

C. Copies of all management letters, exception reports or similar letters or reports received by BORROWER from its independent certified public accountants within five (5) days after receipt thereof by BORROWER.

D. Monthly consolidated financial statements of the BORROWER and GUARANTOR within thirty (30) days after the end of each month, including balance sheets and statements of income and cash flow, together with supporting schedules, all as prepared on a consistent basis by the BORROWER and GUARANTOR.

E. Form 10Q quarterly report of BrandPartners Group, Inc. as filed with the Securities and Exchange Commission within ninety (90) days after the end of each fiscal quarter.

F. Annual operating budgets and plans of the BORROWER and GUARANTOR prepared on a month by month basis to be delivered to the BANK within thirty (30) days prior to the beginning of the fiscal year as to which they pertain.

G. Current project backlog summary of the BORROWER and GUARANTOR within thirty (30) days after the end of each month.

H. Financial covenant compliance certifications by the BORROWER within forty-five (45) days after the end of each fiscal quarter on such or forms as may from time to time be specified by the BANK.

I. Form 8K’s as filed with the Securities and Exchange Commission within one (1) business day of filing with the Securities and Exchange Commission.

III. Financial Covenants

A. BORROWER, on a consolidated basis with GUARANTOR, shall have a minimum Tangible Capital Base (as hereinafter defined) of not less than negative Two Million Five Hundred Thousand Dollars ($2,500,000.00) as of March 31, 2005, and as of the end of each of BORROWER’s fiscal quarters thereafter, which minimum Tangible Capital Base shall increase on a cumulative basis as of the end of each fiscal quarter by an amount equal to fifty percent (50%) of the Net Profits (as hereinafter defined) for such fiscal year. “Tangible Capital Base” means the value of BORROWER's and GUARANTOR’s total assets on a consolidated basis (but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding Permitted Subordinated Debt, all as determined from the BORROWER's and GUARANTOR’s financial statements delivered to the BANK in accordance with the covenants of the BORROWER herein above (the “Financial Statements”). “Net Profits” means net profits of BORROWER and GUARANTOR on a consolidated basis as determined on a consolidated basis in accordance with generally accepted accounting principles from the Financial Statements.

B. BORROWER, on a consolidated basis with GUARANTOR, shall maintain a Fixed Charge Coverage Ratio (as hereinafter defined) of not less than 1.5:1 as of March 31, 2005, and as of the end of each of BORROWER’s fiscal quarters thereafter. “Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA (as hereinafter defined), minus the sum of taxes, dividends, and non-financed capital expenditures paid in cash, for the twelve (12) month period ending on the date of determination, to (b) the sum of interest expense, lease expense, rent expense, required scheduled principal payments on long term debt and the current portion of capitalized lease obligations all for the twelve (12) month period ending on the date of determination. “EBITDA” means BORROWER’s and GUARANTOR’s net income on a consolidated basis, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges, all for the twelve (12) month period ending on the date of determination.

C. BORROWER, on a consolidated basis with GUARANTOR, shall maintain a ratio of Funded Debt (as hereinafter defined) to EBITDA not exceeding 2.0:1 as of March 31, 2005, and as of the end of each of BORROWER’s fiscal quarters thereafter. “Funded Debt” means all of BORROWER’s and GUARANTOR’s outstanding liabilities for borrowed money and other interest-bearing liabilities on a consolidated basis, including current and long-term debt (including the Loans and Permitted Subordinated Debt).

D. BORROWER shall maintain at all times Permitted Subordinated Debt in the principal amount of not less than $5,500,000.00.

E. BORROWER, on a consolidated basis with GUARANTOR, shall report and certify to BANK its compliance with the financial covenants hereinabove within forty-five (45) days after the end of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2005, on such form or forms as may from time to time be specified by the BANK.